1777337.WOR

09 - 28 - 2023

Worthington Industries

Q1 2024 Earnings

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Worthington Industries

Q1 2024 Earnings

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Industries, Inc.; Investor Relations Officer & Treasurer

Joseph Hayek

Worthington Industries, Inc.; Vice President & Chief Financial Officer

Andrew Rose

Worthington Industries, Inc.; President & Chief Executive Officer

Tim Adams

Worthington Industries, Inc.; Vice President Strategic Planning and Corporate Development

PARTICIPANTS:

Katja Jancic

BMO Capital Markets Equity Research; Analyst

Martin Englert

Seaport Research Partners; Senior Analyst

Philip Gibbs

KeyBanc Capital Markets Inc.; Director & Equity Research Analyst

John Tumazos

John Tumazos Very Independent Research, LLC; President and Chief Executive Officer

PRESENTATION:

Operator: Good morning, and welcome to the Worthington Industries First Quarter Fiscal 2024 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time. I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier: Thank you, Julianne. Good morning, everyone. And welcome to Worthington Industries’ first quarter fiscal 2024 earnings call. On our call today we have Andy Rose, Worthington's President and Chief Executive Officer; and Joe Hayek, Worthington's Chief Financial Officer.

In addition we also have Tim Adams, who is currently the Vice President of Strategy and Corporate Development for our Steel Processing business, and who will become the CFO of Worthington Steel after we complete the planned business separation.

Before we get started, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

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These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Today's call is being recorded, and a replay will be made available later on our worthingtonindustries.com website. At this point, I will turn the call over to Joe for a discussion of the quarterly financial results.

Joseph Hayek: Thank you, Marcus. And good morning, everyone. We started the fiscal year with a strong quarter, reporting Q1 earnings of $1.93 per share versus $1.30 a year ago. There were a few unique items that impacted our quarterly results, including the following. We incurred pretax expenses of $6 million or $0.09 a share related to the planned separation of our Steel Processing business into a new public company, which we are now targeting to complete as early as December of 2023.

We took advantage of our strong cash balance using $244 million to pay off our 2026 bonds. The early extinguishment of debt resulted in a $2 million pretax or $0.02 per share noncash charge as the debt was called at par.

Recognized $1 million in pretax or $0.02 per share of impairment charges in Steel Processing related to idle equipment that we no longer use as compared to a $0.02 per share restructuring gain in the prior year. In addition, the prior year quarter was negatively impacted by $0.33 per share due to several items, including a loss on the divestiture of ArtiFlex, a pension settlement charge and expenses related to an earn-out at Level 5.

Excluding these unique items, we generated earnings of $2.06 per share in the current quarter compared to $1.61 per share in Q1 of last year. In addition, in Q1, we had inventory holding gains estimated to be $15 million or $0.24 a share compared to inventory holding losses of $2 million or $0.03 per share in Q1 2023.

Consolidated net sales in the quarter of $1.2 billion decreased 15% from the prior year due to lower average selling prices in Steel Processing combined with lower volumes across most of our segments. Our gross profit for the quarter increased to $197 million from $169 million in the prior year, and our gross margin increased to 16.6% from 12% primarily due to improved spreads in Steel Processing.

Adjusted EBITDA in Q1 was $165 million, up from $140 million in Q1 of last year, and our trailing 12-month adjusted EBITDA is now $539 million. With respect to cash flows on our balance sheet, cash flow from operations was $60 million in the quarter, which we achieved despite a $73 million increase in working capital levels, primarily in our Steel business.

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Free cash flow was $30 million in Q1. During the quarter, we invested $29 million on capital projects and paid $16 million in dividends. We also received $65 million in dividends from our unconsolidated JVs during the quarter, a 119% cash conversion rate on that equity income. Looking at our balance sheet and liquidity position, funded debt at quarter end of $448 million was down $244 million sequentially due to the payoff of our ’26 bonds that I mentioned earlier.

Net interest expense of $3 million was down by $6 million, primarily due to interest income we earned on our cash balances and to a lesser extent, lower average debt levels. We continue to operate with extremely low leverage, and our net debt to trailing EBITDA leverage ratio remains under 0.5x. We believe that we're well positioned for the future with ample liquidity, ending Q1 with $201 million in cash and $500 million in availability on our revolving credit facility, which was recently amended to extend the maturity to September of 2028.

Yesterday, the Board declared a dividend of $0.32 per share for the quarter, which is payable in December of 2023. We'll now spend a few minutes on each of the businesses. In Consumer Products, net sales in Q1 were $149 million, down 21% from $189 million a year ago. The decrease was a result of lower volumes, which was partially offset by favorable product mix and higher average selling prices. Adjusted EBIT for the Consumer business was $9 million and adjusted EBIT margin was 6% in Q1, compared to $21 million and 11% last year.

Consumers earnings during the quarter suffered as volume was down 24% from the record volumes achieved in Q1 of last year due to a number of factors. We have seen consumer demand moderate in the past several months and this summer's poor air quality caused by hot smoky weather conditions depressed outdoor activities for many Americans.

We've also seen some additional destocking at our customers. While the quarter presented significant headwinds for our Consumer business, that team continues to execute well and remains laser-focused on delivering new and value-added products for consumers over the long term.

While there is significant uncertainty related to the outlook for consumer spending, we do expect volumes and margins to gradually improve and anticipate that they will return to more seasonally normal patterns. Building Products generated net sales of $134 million in Q1, down 11% from $150 million a year ago. The decrease was driven by lower volumes combined with lower average selling prices.

Building Products generated adjusted EBIT of $54 million for the quarter and adjusted EBIT margin was 40% compared to $53 million and 35% in Q1 of last year. The increase in adjusted EBIT was driven by higher equity earnings from WAVE, which increased by $5 million year-over-year and contributed a record $28 million during the quarter.

The increase in WAVE equity earnings was partially offset by strong but lower equity earnings from ClarkDietrich, which contributed $17 million during the quarter. Despite lower volumes in

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our wholly owned businesses, higher gross margins drove margin improvement and those businesses generated operating income of $9 million in the quarter.

The team in Building Products continues to do an outstanding job executing in the current environment while focusing on long-term growth as they continue to partner with customers to develop new and innovative solutions in their markets.

In Sustainable Energy Solutions, net sales in Q1 of $29 million were down 7% or $2 million from the prior year, primarily due to lower volumes as the economy in Europe remains challenged. SES reported an adjusted EBIT loss of $5 million in the current quarter, as volumes were simply too low to absorb the fixed costs in the business. This compares to a loss of $1 million in Q1 of last year.

We believe our business is well positioned and one of only a handful of companies globally with the scale and expertise to effectively serve the hydrogen ecosystem and adjacent sustainable energies like compressed natural gas. That said, this market is unlikely to develop quickly and until then, Sustainable Energy Solutions' results will be impacted.

The SES team is talented and experienced, and we're confident in their ability to navigate the current environment and set the business up for long-term success. That team recently took action to reduce costs as we focus on aligning our costs with both legacy market demand and the coming growth driven by the transition to low and zero emission transportation. At this point, I will turn it over to Tim, who will discuss Steel Processing results.

Tim Adams: Thank you, Joe. In Steel Processing, net sales of $881 million were down 15% from $1 billion in Q1 of last year, primarily due to lower average selling prices. In Q1 of last year, the market price for hot-rolled steel averaged approximately $975 per ton. While in Q1 of this year, the market price for hot-rolled was approximately $875 per ton, resulting in a 17% decrease in our average selling prices.

Total tons shipped were up 3% compared with the prior quarter. Direct sales tons were down 1%, while total tons shipped were up 8%, primarily due to increased volume with both mills and service centers. Direct sales tons made up 56% of our mix compared to 58% of our mix in Q1 of 2023.

From a demand perspective, we experienced significant increases in automotive shipments, primarily due to increases in year-over-year automotive production. However, the growth in our automotive volume was offset by year-over-year decreases in both residential and nonresidential construction.

In Q1, Steel Processing reported EBIT of $78 million, which was up $43 million from the $35 million reported in the prior year quarter. This is primarily due to increased direct spreads as

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well as an incremental $7.2 million of equity income from our unconsolidated joint venture, Serviacero, as well as compared to the prior year quarter.

For the quarter, we had estimated inventory holding gains of $15 million compared to estimated inventory holding losses of $2 million last year. As noted last quarter, steel prices increased approximately $500 per ton over the first 4 months of calendar 2023, but softened in May through August, decreasing $400 per ton over that same time period.

We expect the inventory holding gains of Q1 will flip to inventory holding losses in Q2 and anticipate those losses could be similar in size to the holding gains we had in Q4 of 2023.

The Steel business had an excellent first quarter, and all of our teams performed at very high levels. Specifically, our teams did a great job launching several new programs for automotive customers. We recognize there could potentially be some near-term challenges in the automotive market that may impact our results in Q2, but we are confident our employees will meet any challenge arising during the contract negotiations taking place in Detroit.

Similar to other market disruptions in recent years, we will manage through the situation and be prepared to meet our customers' needs when the Detroit OEMs return to normal build schedules. Despite some potential near-term challenges, it's a very exciting time to be at Steel. Our teams are experienced and focused and they will continue to meet any short-term challenge with hard work, collaboration and innovative ideas. I'm proud of our teams for their dedication and for their continued commitment to safety. At this point, I will turn it over to Andy.

Andrew Rose: Thank you, Tim, and good morning, everyone. Our fiscal 2024 first quarter adjusted earnings per share results were the second best first quarter in our 68-year history after adjusting for restructuring and nonrecurring items. We have a lot of our people putting in extra hours to make the separation of our Steel Processing business a success, all while continuing to ensure that our businesses perform at a high level.

Thank you to our employees across the organization who continue to prove they are outstanding and dedicated to supporting our customers, suppliers and shareholders every day.

Earlier this week, we released our fourth annual sustainability report on the back of being named Investor Business Daily's 100 Best ESG companies in 2022 and Newsweek America's most responsible companies in 2023. We continue to expand and evolve our approach to profitably improving our ESG performance to benefit all of our stakeholders.

As we close in on our Worthington 2024 Plan to separate into two distinct financially strong growth companies, we are pleased to report that we are ahead of schedule and on track to complete the separation before the end of 2023. There is still a lot of work and a few key milestones in front of us, but we are getting close.

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Our employees continue to embrace the coming changes and are working hard to position both companies for success. We also announced the names and branding for the two businesses, Worthington Steel and Worthington Enterprises. We decided to keep Worthington in both names and celebrate our philosophy and culture, which will continue in both businesses, but changed the names to reflect the unique growth prospects of both businesses.

Worthington Steel has significant opportunities to grow its core market and develop higher-growth markets such as electrical steel for electric vehicles and transformers. Worthington Enterprises will continue to build out its market-leading positions in Building Products, Consumer Products and Sustainable Energy Solutions. To ensure that both businesses begin their new lives with very strong balance sheets and plenty of available capital, we made several moves to renew credit facilities and pay down debt.

Our cash position also remained strong at $201 million. Once the separation is complete, we are likely to continue with our historical balanced capital allocation strategy in both businesses. Both businesses will also be run with our philosophy and Golden Rule principles and utilize the Worthington business system of transformation, innovation and acquisitions to drive growth and shareholder value.

We are excited to announce that on October 11 in New York City, we will be hosting an Investor Day for both Worthington Enterprises at 9:30 a.m. and Worthington Steel at 1:00 p.m. We are looking forward to showcasing the exciting prospects for both of these companies as they embark on their own independent growth strategies.

To all of our customers, suppliers, employees, shareholders and other stakeholders, thank you for your continued partnership. And we look forward to shared success in the coming months and years as we continue as Worthington Steel and Worthington Enterprises. We will now take any questions.

Operator: (Operator Instructions) Our first question comes from Katja Jancic from BMO Capital Markets.

Katja Jancic: Good morning. Thank you for taking my question. Can you talk a little bit more about the current auto market environment? Specifically, what impact you're seeing from the strike and is there anything or are there any steps you can take to potentially minimize the impact?

Tim Adams: Katja, it’s Tim. Thanks for the question. So yes, obviously, the situation is front and center for us. So far, we've seen little impact to our business given the scope of the strike has been limited, and it's actually been a short period of time. We recognize that there is risk associated with the strike, but there's also opportunities for us.

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So if the strike expands, our facilities have playbooks that will address volume slowdown. So as you would expect, the playbooks are going to align with the Worthington philosophy and the Golden Rule doing things the right way for our customers, our employees and our shareholders. But one of the things I want to point out about the strike is, these are opportunities for us as well. So our recent history shows we do a great job of putting ourselves in a position to win new business when markets rebound.

Our commercial and supply chain teams do an excellent job helping our customers navigate all the moving parts that occur when a supply chain suddenly stops, but then more importantly, when that supply chain suddenly turns back on. Customers absolutely remember which suppliers did the best job helping them navigate through these tough situations.

Katja Jancic: Okay. Thank you. And then just on the Consumer Products segment, you mentioned that you expect volumes and margins to gradually improve from these levels. What's giving you confidence that, that will happen.

Joseph Hayek: We believe, Katja, that the demand moderation that we've seen is a little episodic, right? Some of the things that were happening this summer, people just didn't spend as much time outside, whether that was in their backyard or on a camping trip.

And so we think that consumer is going to have a lot of the sort of demand softening was really more in our camping gas segment. And so with that being said, you get into the winter season. We think that Q2 will probably have some continuing headwinds for the Consumer business, but we do absolutely expect that volumes will return to seasonally normal patterns just because we have seen this movie before. And typically, people respond.

Our products don't cost $1,000. You don't need a home equity line of credit to afford what we have. And we've seen some softness throughout retail and certainly throughout the outdoor category. So we're not immune to some of those things, but we believe our value proposition is awfully good and kind of heading into the late '23 and early '24, we feel much better about volumes returning to some more normal patterns.

Andrew Rose: This was a little bit of the perfect storm of bad weather this summer, hot, fires, as well as big-box retailers destocking inventory and consumers may be having a little extra inventory as a COVID hangover. So, that's why we feel confident that things will return to more normal levels in the coming months.

Operator: Our next question comes from Martin Englert from Seaport Research Partners.

Martin Englert: Hello. Good morning everyone. I wanted to also touch on consumer products and profitability. I was a little bit surprised. I mean, at least relative to what I was expecting on the quarter there. And I know you called out volumes as a key driver there on a year-on-year basis.

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But looking at -- just looking at the sequential volumes there, last quarter, I think you were a mid-teen EBITDA margins then a sequential drop into this Q, I think, of about 15% on volumes and that drove -- it seemed like it drove margins below 10%. Is that the right way to read it as far as like the underlying key driver on the sequential change there was really the volumes there and fixed costs?

Joseph Hayek: Yes, I think you're exactly right, Martin.

Martin Englert: Okay. Got it. Underlying Steel Processing profitability, and I've mentioned this, I think, several calls in the past. But typically kept it in the back of my head, like excluding inventory holding gains and losses, historical underlying EBITDA of maybe $50, $60 per ton. It's been a bit better than that in recent quarters, including this quarter. Any thoughts on -- is this a structural shift in something that is being going forward or not necessarily yet to be determined?

Tim Adams: Martin, I think you're thinking about it the right way by taking out the inventory holding gains and losses. But for us to target a specific dollar per ton is fairly difficult because of the -- a number of factors, including the mix. So I think the way you're thinking about it of pulling out inventory holding gains and onetime, onetime items is the right way to think about it.

Martin Englert: Anything else worth highlighting on the mix that maybe isn't presented in the release here that you could discuss that's been changing? I know we get the rush versus toll. Maybe we can get some idea there. But anything else that's going on with like a positive mix shift that might sustain?

Tim Adams: I think there, we think of it in terms of the electrical steel business, right, that's a business that's going to continue to grow, and we're investing in that business. So that will have a positive impact on our profitability going forward. So I think that will happen over time. I think with tolling, tolling bounces around a little bit because we are often an outsource for the mills and other customers.

So that one is a little more difficult to predict. For example, we had an increase in tolling this quarter and mostly that was due to an increase in tolling in Northeast Ohio at our pickling facility. So that one is, again, tolling is a little bit more difficult to pin down. But in the long term, as we invest in the electrical steel business, you should see our margins increase.

Martin Englert: WAVE profitability. Also, that was a bit better than I expected. What are you kind of seeing today and how does that compare to the year-ago period? And I'm referencing the fiscal kind of 2Q window, just kind of what you've seen to date and how that compares year-on-year?

Joseph Hayek: Yes. Well, in Q1, I think as you mentioned, Martin, volumes for WAVE were up slightly from where they were in Q1 of last year. Keep in mind that they're about 2/3 repair and

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remodel. And so you're starting to see some pretty reasonable stability. Those end markets are certainly not growing at 10% or 15% per year, but they're low single digit or flattish and that's a good environment for WAVE.

Honestly, the reason that they're able to grow has a lot to do with how innovative their products are and how they really think about the pain points of their customers and think about speed of install if you're trying to put up 10 floors of acoustical ceilings, your highest cost is not your materials, your highest cost is your labor and WAVE has historically done an absolutely terrific job of understanding how people need to do their jobs and how to make them more efficient.

And so, I think you're just seeing some really -- a reflection of some of that goodness show up in the way that they're able to perform and continue to have really good margins.

Operator: Our next question comes from Phil Gibbs from KeyBanc.

Philip Gibbs: Hey, good morning. So as it relates to the joint venture portfolio in totality, obviously, WAVE is a big piece, but we probably do have some seasonality as we enter the fall and winter seasons. And I'm not exactly clear what spreads are doing across the portfolio because you've had a lot of volatility in the results over the last 12 months.

So how do we think about just the joint venture bucket as we look at the next couple of quarters? Is seasonality a bigger factor or spreads a bigger factor? Are they both factors? Trying to think about everything as it relates to that bucket.

Joseph Hayek: So I think specifically, the JV portfolio in Building Products, I think Tim can certainly speak to the JV portfolio within Steel. But within Building Products, with WAVE, we just talked about that. Don't expect anything that's substantial one way or the other. ClarkDietrich, we've talked about this. They're a little bit of a different mix than WAVE is. They're 2/3-ish new construction.

And so they're seeing some more headwinds related to their exposure to that market versus somebody who's maintenance, repair and remodel focused. And so we've talked about this. We do expect ClarkDietrich is a phenomenal business and a great team. But they will more than likely be down year-over-year for the next several quarters coming off of a great year that they had in our fiscal '23.

Philip Gibbs: And then, Tim, on the Steel side?

Tim Adams: Yes, I think the unconsolidated JV in Mexico Serviacero Worthington. I think they are going to see similar headwinds and impact, maybe not to the same extent that we do in the U.S., but automotive strike is going to potentially impact them as well, right, because it can have far-reaching effects. I think our other joint ventures, there's a lot of automotive in there as well. Those -- two of those are toll processing.

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So Spartan and Worthington Specialty Processing or Worthington Samuel Coil Processing. WSP is how we refer to it usually. Those have a lot of automotive in there as well. And then TWB, Tailor Welded Blanks operation is 100% automotive. So I think it really depends on how the strike goes, will dictate how the North American joint ventures go for Steel.

Philip Gibbs: You'll still have some of the kind of the normalization in metal spreads happening, though in those businesses, irrespective of the strike that I would imagine, right?

Tim Adams: Spartan is toll processing, WSP is toll processing, TWB has a pretty decent-sized order book in tolling and a lot of that is directed buy. So there really is no metal margin impact there. And then at Serviacero, they do have a high toll processing order book, but they're also fairly large and direct, and so they will be exposed to the metal margin changes.

Operator: (Operator Instructions) Our next question comes from John Tumazos from John Tumazos Very Independent Research.

John Tumazos: Thank you. Congratulations on the great results. In 2022 to 5, there's 3 million tons of sheet and plate capacity coming on each year, Steel Dynamics, Nucor, U.S. Steel then Nucor again. While this year's steel demand has rebounded from the November, December lows, it looks like the apparent demand is going to be about 7 million tons less than the 2017, '18, '19 average pre-pandemic, which doesn't help to absorb 3 million tons a year for four years.

How are you managing Steel Processing differently to access these new mills? Do you anticipate that some of your suppliers are going to -- your prior suppliers -- may disappear? And are you going to deliberately hold lower inventories out of concern that we don't see $2,000 a ton or $1,500 a ton anytime soon?

Tim Adams: So, there's a lot of questions packed in there. So I would say we are deliberately always trying to drive down our inventory in terms of tons. Right? We recognize that the price of steel is volatile, and we want to keep those tons as low as possible at all times, right, because it's just sleeping money. And that becomes even more important when we're stand-alone. I think in terms of new capacity coming online. What we envision is -- and we don't participate in the plate market -- but in the sheet market, I would say that we will use those mills.

I'm not worried or we are not worried about any potential suppliers going away. We welcome the new capacity. We think it's great, and we will try to use those mills to gain access to customers we don't already have. So if those mills are located in Southern Texas, we will attempt to go after business that's down there that we haven't traditionally had access to.

John Tumazos: If I can ask another question or the same question that was asked earlier, but a little bit differently. Concerning consumer. In the last four quarters in the containerboard market,

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the market shrank 10%. It's historically unusual for containerboard to fall more than steel in a slowdown, but the consumer is under pressure.

About half of containerboard goes to supermarkets and drugstores. Historically, it's a very stable market, unlike manufacturing or autos or steel. Is it fair to say that consumer being down 21% greater than 10% might reflect poor outdoor activity, but if you were only down 8%, you'd be heroes? In other words, the sector is systemically down.

Joseph Hayek: So I think, John, down 24%, keep in mind, that's down 24% from record volumes a year ago, so tough compare. But, yes, we absolutely have seen, and you've seen from Dick’s Sporting Goods and from other folks that participate in the outdoor category, in particular, that spending is down and activities this summer were down. Andy referred to it exactly right. It was a bit of the perfect storm. One of the things for us was also that we did really well in Q1 of last year, so we created a tough comp for ourselves.

John Tumazos: Are you doing anything to cut costs in the consumer segment in view of the consumer being strapped everywhere. And mortgage rates are almost 8% today for 30-year mortgages.

Joseph Hayek: Yes. Every single day, John, regardless of market conditions, we are using our transformation playbook and our continuous improvement mindset to try and get better, not just when things aren’t going as well as we want them to, but every single day.

Operator: We have no further questions in queue. I would like to turn the call back over to Andy Rose for any closing remarks.

Andrew Rose: Thanks, everyone, for joining us today. We are super-excited about our future and look forward to speaking to you on October 11, at our Investor Day in New York City. Thanks, everybody.

Operator: This concludes today's conference call. Thank you for your participation. You may now disconnect.